Exhibit 99.1

Contact: Rachel Webb Vice President, Finance & Investor Relations rachel.webb@jackinthebox.com (858) 522-4556

Press Release

Jack in the Box Inc. Announces Refinancing Transaction and Debt Reduction

Company to Repay $110 Million of Existing Series 2019-1 Notes

SAN DIEGO – June 8, 2026 – Jack in the Box Inc. (NASDAQ: JACK) today announced actions expected to reduce outstanding debt and further optimize its capital structure through the ongoing execution of its “JACK on Track” plan.
First, the Company intends to repay $110 million of its existing Series 2019-1 4.476% Fixed Rate Senior Secured Notes, Class A-2-II on June 10, 2026, ahead of the anticipated repayment date of August 2026. The repayment will be funded through a combination of cash on hand and excess funding from company-owned life insurance policy assets. Upon completion, the repayment will bring the Company’s total debt reduction in 2026 to $236.4 million, inclusive of amortization payments, and reduce outstanding securitized debt to approximately $1.5 billion outstanding under the Series 2019-1 Class A-2 Notes and the Series 2022-1 Class A-2 Notes. No borrowings are currently outstanding under the Series 2019-1 Variable Funding Notes, although the facility supports certain outstanding letters of credit.
Following this repayment, certain of the Company’s subsidiaries intend to complete a refinancing transaction expected to be comprised of $500 million of senior secured fixed rate notes and $150 million of variable funding notes (collectively, the “Notes”) with proceeds expected to be used to refinance the Series 2019-1 Class A-2 Notes, a portion of the Series 2022-1 Class A-2 Notes, and the Series 2022-1 Variable Funding Notes in full and to pay transaction costs associated with the new securitized financing facility.
“Debt reduction remains a priority, and these actions mark another important step in strengthening Jack in the Box’s financial foundation and accelerating our strategic execution,” said Mark King, Executive Chairman and Interim Chief Executive Officer of Jack in the Box Inc. “As we continue to advance our ‘JACK on Track’ initiatives, we are focused on optimizing our capital structure to enhance financial flexibility and deliver sustainable growth.”
The consummation of the offering is subject to market and other conditions and is expected to close in the third quarter. However, there can be no assurance that the Company will be able to successfully complete the refinancing transaction on the terms described or at all.
This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other security. The Notes to be offered have not been, and will not be, registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.
About Jack in the Box Inc.
Jack in the Box Inc. (NASDAQ: JACK), founded and headquartered in San Diego, California, is a restaurant company that operates and franchises Jack in the Box®, one of the nation's largest hamburger chains with approximately 2,128 restaurants across 24 states, Guam and Mexico. For more information, including franchising opportunities, visit www.jackinthebox.com.
Safe Harbor Statement

Exhibit 99.1
This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goals,” “guidance,” “intend,” “plan,” “project,” “may,” “will,” “would” and similar expressions. These statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate. These estimates and assumptions involve known and unknown risks, uncertainties, and other factors that are in some cases beyond our control. Factors that may cause our actual results to differ materially from any forward-looking statements include, but are not limited to: the success of new products, marketing initiatives and restaurant remodels and drive-thru enhancements; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the Company’s ability to achieve and manage its planned growth, which is affected by the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, risks relating to expansion into new markets and successful franchise development; the ability to attract, train and retain top-performing personnel, litigation risks; risks associated with disagreements with franchisees; supply chain disruption; food-safety incidents or negative publicity impacting the reputation of the Company's brand; increased regulatory and legal complexities, risks associated with the amount and terms of the securitized debt issued by certain of our wholly owned subsidiaries; stock market volatility. These and other factors are discussed in the Company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission, which are available online at http://investors.jackinthebox.com or in hard copy upon request. The Company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

Contact:

Rachel Webb
858-522-4556
rachel.webb@jackinthebox.com